TriNet Group, Inc.
Amended and Restated Non-Employee Director Compensation Policy

Adopted: March 10, 2015
Effective Date: January 1, 2015
Revised: July 17, 2017

This Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) documents the terms and conditions of the cash and equity compensation that non-employee members of the Board of Directors (the “Board”) of TriNet Group, Inc. (“TriNet”) may earn for their service on the Board from and after January 1, 2015. This Policy amends, restates and supersedes in its entirety any prior policies adopted by the Board or the Compensation Committee of the Board prior to the date this Policy is adopted
Philosophy
This Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board anticipates that the Board, or its Compensation Committee, will generally review Director compensation on an annual basis. The Policy, as amended from time to time, may take into account the time commitment expected of Directors, best practices and market rates in director compensation, the economic position of TriNet, broader economic conditions, historical compensation structure, the advice of the compensation consultant(s) that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on TriNet’s stockholders.
Under this Policy, Directors receive cash compensation in the form of retainers to recognize their day to day contributions, the level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on committees. Directors also receive equity compensation because TriNet believes that stock ownership provides an incentive to act in ways that maximize long-term stockholder value. Further, TriNet believes that stock-based awards are essential to attracting and retaining talented Board members. TriNet believes that the vesting acceleration provided in the case of a change in control is consistent with market practices and is critical to attracting and retaining high quality Directors.

Eligible Directors

Only members of the Board who are not concurrently employees of TriNet are eligible for compensation under this Policy (each such member, a “Director”). Any director may also decline compensation per policy of their affiliated entity or for any other reason prior to the start of the period of service to which the compensation relates.

Annual Cash Compensation

All Directors will be entitled to annual cash compensation set forth below for 2015 and thereafter. The annual cash compensation set forth below is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters of service. All annual cash fees are vested upon payment.

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	Annual Retainer (Chair)	Annual Retainer (non-Chair)	Fee per Meeting
Board	$75,000	$50,000	$1,500
Audit Committee	$30,000	$15,000	$1,000
Compensation Committee	$30,000	$15,000	$1,000
Nominating and Corporate Governance Committee	$15,000	$7,500	$500

Equity Compensation

Equity awards will be granted under the TriNet Group, Inc. 2009 Equity Incentive Plan or any successor thereto (the “Plan”). All equity awards granted under this Policy will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Directors. The terms of the equity awards described in this Policy will be automatically adjusted upon any Capitalization Adjustment (as defined and provided for under the Plan).

1.    Initial Grant: On the date of a Director’s initial election or appointment to the Board, the Director will be automatically, and without further action by the Board, granted restricted stock units (“RSUs”) for $200,000 (or, $300,000, in the case of a new Director who is to serve as Chairman of the Board upon his or her initial appointment) of TriNet’s Common Stock multiplied by a fraction, the numerator of which is the number of days that will elapse between the Director’s date of initial appointment or election and the first anniversary of the date of grant of the Company’s most recent Annual Grants (as defined below) and the denominator of which is 365. Such RSUs will vest on the first anniversary of the Company’s most recent Annual Grants, subject to the Director’s Continuous Service through such date. Such RSUs are referred to in this Policy as “Initial Grant.” A Director who, in the one year prior to his or her initial election to serve on the Board as a Director, served as an employee of TriNet or one of its subsidiaries will not be eligible for an Initial Grant.

2.    Annual Grant: On the date of the Company’s first board meeting of each calendar year (beginning in 2016), each person who is then serving as a Director will be automatically, and without further action by the Board, granted RSUs for $200,000 (or $300,000, in the case of the Chairman of the Board) of TriNet’s common stock. Such RSUs will vest as to 100% of the shares on the first anniversary of the date of grant, subject to the Director’s Continuous Service through such anniversary. Such RSUs are referred to in this Policy as “Annual Grants.” On the date this Policy is adopted, each person who is serving as a Director on such date will be granted RSUs for $200,000 (or, in the case of Chairman of the Board, $300,000) of TriNet’s Common Stock, with such RSUs vesting as to 100% of the shares on February 12, 2016, subject to the Director’s Continuous Service through such date.

3.    Vesting; Acceleration: Vesting of awards granted under this Policy will cease if the Director resigns from the Board or otherwise ceases to serve as a Director, unless the Board (or its Compensation Committee) determines that the circumstances warrant acceleration of vesting. All

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equity awards granted under this Policy will vest in full immediately prior to a Change in Control (as defined in the Plan), subject to the Director’s Continuous Service (as defined in the Plan) as of the day prior to the closing of the Change in Control.

4.    Number of Shares subject to RSUs. The number of shares subject to any RSUs granted pursuant to this Policy will be determined based on the approved dollar amount of the RSUs divided by the closing price of one share of Common Stock, as quoted by the New York Stock Exchange, on the date of grant or, if the date of grant is not a trading day, the immediately preceding trading day, determined in accordance with the Plan, rounded up to the nearest whole share.

Expenses

The Company will reimburse Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.

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